EX-34.1
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KPMG LLP
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Report of Independent Registered Public Accounting Firm


The Board of Directors
Ameriquest Mortgage Company
AMC Mortgage Services, Inc.:

We have examined the compliance of Ameriquest Mortgage Company and AMC Mortgage Services, Inc. (collectively the Company), wholly owned subsidiaries of ACC Capital Holdings Corporation, with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's (SEC) Regulation AB for publicly issued first or second lien subprime residential mortgage-backed securities transactions issued on or after January 1, 2006 for which the Company acted as master servicer or servicer (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(2)(iv), 1122(d)(3)(i)(C),
1122(d)(4)(xi)-(xii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the eight-month period ended August 31, 2007. The Company has determined the following servicing criteria to be applicable only to the activities the Company performs with respect to the Platform as described below:

* Servicing criterion 1122(d)(3)(i) is applicable to the activities the Company performs with respect to the Platform only as it relates to maintaining and preparing certain reports and delivering such reports to the related trustee/trust administrator under each of the related transaction documents;

* Servicing criterion 1122(d)(3)(ii) is applicable to the activities the Company performs with respect to the Platform only as it relates to calculating certain amounts collected for the pool assets and remitting such amounts to the related trustee/trust administrator under each of the related transaction documents;

* Servicing criteria 1122(d)(4)(i)-(ii) are applicable to the activities the Company performs with respect to the Platform only as they relate to maintaining collateral or security on pool assets upon foreclosure, collection of insurance, or other necessary servicing actions as appropriate for the servicing of the pool asset; and

* Servicing criterion 1122(d)(4)(xiii) is applicable to the activities the Company performs with respect to the Platform only as it relates to processing of insurance payments.

Appendix B to Certification Regarding Compliance with Applicable Servicing Criteria (Management's Assessment) identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the


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Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(x)(A), and
1122(d)(4)(xiv), as applicable to the Company during the eight-month period ended August 31, 2007:

* With respect to servicing criterion 1122(d)(4)(vi), in certain instances, the Company did not obtain all documentation required by the transaction documents with respect to modifications.

* With respect to servicing criterion 1122(d)(4)(vii), the Company did not obtain all documentation as required by the transaction documents with respect to loss mitigation and recovery actions.

* With respect to servicing criterion 1122(d)(4)(x)(A), the Company did not perform annual analyses of funds held in trust for obligors for defaulted escrowed loans.

* With respect to servicing criterion 1122(d)(4)(xiv), in certain instances, the Company did not obtain all documentation required by the transaction documents regarding charged off assets. Additionally, the Company, in certain instances charged off mortgage loans secured by second liens earlier than as stated in the related transaction documents.


As described in Management's Assessment, for servicing criteria 1122(d)(4)(i)-(ii) and 1122(d)(4)(vii), the Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that none of these vendors is considered a "servicer" as defined in
Item 1101(j) of the SEC's Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

In our opinion, except for the material noncompliance described above, the Company complied, in all material respects, with the aforementioned servicing criteria, including servicing criteria 1122(d)(4)(i)-(ii) and 1122(d)(4)(vii) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the eight-month period ended August 31, 2007.

As described in Management's Assessment, on September 1, 2007, the Company's servicing platform was acquired by Citi Residential Lending Inc. (CRL), at which time CRL became the successor servicer for each transaction serviced by the Company.


/s/ KPMG LLP

Los Angeles, California
March 19, 2008



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